Exhibit 10.14

April 8, 2002

Mr. Alex Sum

5629 Snowdon Place

San Jose, CA 95138

PERSONAL & CONFIDENTIAL

Re: Employment with GCT Semiconductor, Inc. – Revised

Dear Mr. Sum,

I am pleased to offer you a position with GCT Semiconductor, Inc. (“the Company” or “GCT”) pursuant to the following terms and conditions:

1. Employment Duties. Your employment with the Company shall be in the position of Executive Vice President of Product Marketing and Program Management, reporting to Kyeongho Lee, President & CEO of the Company. As an Executive VP of Product Marketing and Program Management, your responsibility will cover as follows;

A.	Building up and managing GCT’s Product Marketing & Program Management group in both of US and Korea which is composed of RF, PAN, and LAN divisions

B.	Continuously mining strategic partners fitting to GCT business and maintaining current existing business partners

C.	Support CEO to devise practical and business-oriented product/technology roadmap

More detailed job descriptions and communication channels will be discussed after the commencement of your employment with the Company. As an employee on a full-time basis, you are expected to devote your full time, ability, attention, energy and skills solely and exclusively in performing all of your duties for the Company.

2. Start Date. If you accept this offer, your employment with the Company shall begin on May 6th 2002.

3. Salary. In consideration for your service to the Company, you shall receive a base salary of $150,000 per annum to be paid in equal installments once a month from which the Company shall withhold and deduct all income, social security, disability, and other taxes required by applicable laws.

4. Stock Options. In further consideration for your services, but subject to the approval of the Board of Directors of GCT, you will be granted options to purchase 200,000 shares of the GCT’s common stock pursuant to the terms and conditions of GCT’s 1999 Stock Plan. A stock option agreement will be entered into between you and GCT, accordingly, within a reasonable time period after the commencement of your employment. The option exercise price will be equivalent to the fair market value of the shares at the date grant as determined by the Board of Directors of GCT. The options will vest over 4 years from the date of grant.

5. Additional Benefits. The Company will provide you with any benefits that the Company may, from time to time in its sole discretion, provide to all of its employees. These benefits will be explained to you in more detail upon the commencement of your employment with the Company. Such benefits will include 401(k) Plan, health insurances (medical, dental, and vision), paid vacation, and sick leave time. You will also be entitled to reimbursement by the Company for customary, ordinary and necessary business expenses incurred by you in the performance of your duties and activities associated with promoting and maintaining the business of the Company, but only if such expenses are approved in writing in advance by the Company and receipts for such reimbursement are received by the Company.

6. Proprietary Rights and Confidentiality Agreement. As a condition of your employment with the Company, you are required to execute and deliver to the Company the Company’s standard form of Proprietary Rights and Confidentiality Agreement, which will be incorporated into and made a part of this offer letter by this reference. The Proprietary Rights and Confidentiality Agreement will be provided to you prior to or at the commencement of your employment with the Company.

7. At Will Employment. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time with or without cause. In the event that the Company may conclude the employment relationship within one year after the commencement of your employment due to the fundraising issue, however, the Company agrees to pay you the salary equivalent for three (3) months. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company.

8. Probationary Period. The first three months of your employment with GCT will be deemed a probationary period during which you and GCT can assess the mutual desirability of continuing the employment relationship.

If you wish to accept this offer of employment with the Company, please sign in the space provided below and deliver a copy of this letter with your original signature to the Company by no later than March 29, 2002. By so doing, you acknowledge that you have received no inducement or representations other than those set forth in this letter which caused you to accept this offer of employment.

Very truly yours, GCT Semiconductor, Inc.

By:	/s/ Kyeongho Lee
Kyeongho Lee President & CEO

OFFER AGREED TO AND ACCEPTED

I hereby accept this offer of regular, full-time employment with GCT Semiconductor, Inc. (the “Company”) in the position of Executive Vice President of Product Marketing & Program Management, subject to all of the terms and conditions set forth in this offer letter. I understand that my employment with the Company may be voluntarily terminated by me or the Company at any time, is voluntarily entered into, and is for no specified term. Correspondingly, I acknowledge that the foregoing offer letter does not in any way limit the right of the Company to terminate my “at will” employment at any time, for any reason or for no reason, with or without cause.

I acknowledge and agree that this offer letter sets forth all of the terms and conditions of my employment with the Company, and it supersedes any prior representations or agreements related thereto, whether written or oral.

Date: 4/17, 2002

Alex Sum

/s/ Alex Sum
Signature